Exhibit 10(e)

Adtalem Global Education Inc.

Restricted Cash Award Agreement (Employee)

Participant Name :

Participant Address :

Awards Granted :

Award Type :

Grant Name :

Award Date :

Award Accepted on :

Vesting Schedule :

THIS AGREEMENT, made and entered into as of the Award Date by and between Adtalem Global Education Inc., a Delaware corporation (“Adtalem”), and the Participant.

WHEREAS, Adtalem maintains the Adtalem Global Education Inc. Amended and Restated Incentive Plan of 2013 (the “Plan”); and

WHEREAS, the Participant is an employee of Adtalem or one of its subsidiaries and has been selected by the Compensation Committee of Adtalem’s Board of Directors (the “Committee”) to receive a cash award (the “Cash Award”) in the amount reflected above.

NOW, THEREFORE, Adtalem and the Participant hereby agree as follows:

1.Agreement.  This Agreement evidences the award to the Participant of the cash amount set forth above.  This Cash Award is the right to receive the amount of cash reflected above as described in Section 4 of the Agreement.  The Agreement and the Cash Award shall be subject to the following terms and conditions and the provisions of the Plan, which are hereby incorporated by reference.  A copy of the Plan may be obtained by the Participant from the office of the Secretary of Adtalem or from the stock administrator’s website.

2.Cash Account.  Adtalem shall maintain an account (the “Account”) on its books in the name of the Participant which shall reflect the amount of the Cash Award to the Participant and that is not yet vested.  Until the Cash Award vest, it just represents Adtalem’s unsecured promise to pay to the Participant cash upon vesting.

3.Vesting.

(a)Except as described below, the Participant shall become vested in the Cash Award in accordance with the Vesting Schedule set forth above if he or she remains in continuous employment with Adtalem or an affiliate until such date.

(b)If the Participant’s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule due to death or disability, the Cash Award shall become fully vested on such date.  For this purpose “disability” means the Participant’s being determined to be disabled under Adtalem’s long-term disability plan as in effect from time to time, regardless of whether the Participant is an actual participant in such plan (if the Participant is a participant in such plan, the determination of disability shall be made by the party responsible for making such determination under the plan, and if the Participant is not a participant in such plan, the determination of disability shall be made by the Committee in its sole discretion).

(c)If the Participant`s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule other than due to death, disability or retirement, Adtalem may, in its sole discretion, enter into an agreement with the Participant providing that the Participant shall be credited with one additional year of service for purposes of determining the vested portion of the Cash Award.  If such additional service results in the Participant becoming vested in an additional portion of the Cash Award, such amount shall be paid at the same time and in the same manner as it would have been if the Participant remained continuously employed with Adtalem or an affiliate for that additional period.  Adtalem shall have complete discretion, which need not be exercised in a consistent manner, whether to enter into such an agreement (which agreement maybe conditioned upon the Participant’s execution of a release of claims, actions following the Participant’s termination of employment or such other factors as Adtalem may determine), and the Participant shall have no rights under this Section 3(c) unless such an agreement, specifically referring to this award, is entered into in writing.

(d)If the Participant’s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule due to retirement, the Cash Award shall continue to vest in accordance with the Vesting Schedule.  For this purpose, “retirement” means the Participant’s termination without cause on or after the date on which the Participant has attained age 55 and the sum of his or her age and service equals or exceeds 65.

For this purpose (i) the term “service” means the Participant’s period of employment with Adtalem and all affiliates (including any predecessor company or business acquired by Adtalem or any affiliate, provided the Participant was immediately employed by Adtalem or any affiliate) and (ii) the term “cause” has the meaning set forth in Section 6(b)(i).  Age and service shall be determined in fully completed years.

Any Participant whose employment terminates due to retirement as described in this Section 3(d) or who enters into an agreement as described in Section 3(c) must execute and deliver to Adtalem an agreement, in a form prescribed by Adtalem, and in accordance with procedures established by Adtalem, that he or she will not compete with, or solicit employees of, Adtalem and its affiliates for the remainder of the vesting period, and that he or she releases all claims against Adtalem and its affiliates.  If the Participant fails to execute such agreement, or if the agreement is revoked by the Participant, the Cash Award shall be forfeited to Adtalem on the date of the Participant’s retirement.

(e)If the Participant’s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule for any reason other than death, disability, or retirement, the portion of the Participant’s Cash Award that is not vested as of such date shall be forfeited to Adtalem, except as provided in Section 3(c).

(f)For purposes of this Agreement, the term “affiliate” means each entity with whom Adtalem would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(g)The foregoing provisions of this Section 3 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Participant and Adtalem, and the provisions in such employment security agreement or severance agreement concerning vesting of a Cash Award shall supersede any inconsistent or contrary provision of this Section 3.

4.Settlement of Award.  If and when a Participant becomes vested in his or her Cash Award in accordance with Section 3, Adtalem shall distribute to him or her, or his or her personal representative, beneficiary or estate, as applicable, the amount of cash subject to the Cash Award that becomes so vested.  Such cash shall be delivered within 30 days following the date of vesting.

5.Withholding Taxes.  Adtalem shall withhold from the settlement of a Cash Award an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements arising in connection with such settlement.

6.Change in Control.

(a)In the event that the Participant's employment with Adtalem and all affiliates within twenty-four months following a Change in Control (as defined in the Plan), the Participant shall become immediately vested in his or her Cash Award, and such Award shall be settled pursuant to Section 4.

(b)For the purposes of this Section 6:

(i)“cause” means (A) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (B) willful failure to perform duties as reasonably directed by the Chief Executive Officer of Adtalem or its successor (the “CEO”) or the CEO’s designee, (C) the Participant’s gross negligence or willful misconduct with respect to the performance of the Participant’s duties, or (D) obtaining any personal profit not fully disclosed to and approved by the Adtalem Board of Directors in connection with any transaction entered into by, or on behalf of, Adtalem or its successor; and

(ii)“good reason” means, without the Participant’s consent, (A) material diminution in title, duties, responsibilities or authority; (B) reduction of base salary, bonus target or employee benefits except for across-the-board changes for Participants at the Participant’s level; (C) exclusion from employee benefit/compensation plans otherwise applicable to employees at the Participant’s level; (D) a material breach of any employment agreement between Adtalem and Participant that Adtalem or its successor has not cured within thirty (30) days after the Participant has provided Adtalem or its successor notice of the material breach which shall be given within sixty (60) days of the Participant’s knowledge of the occurrence of the material breach; or (E) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Participant (other than by reason of a breach by Participant of any such law). For avoidance of doubt, a change in reporting relationship to the CEO’s designee shall not constitute “good reason.”

7.Award Not Transferable.  The Cash Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order.  The Cash Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind.  Any attempted assignment, transfer, pledge, or encumbrance of the Cash Award, other than in accordance with its terms, shall be void and of no effect.

8.Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries to whom distribution of the vested Cash Award is to be made, in the event of his or her death.  Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee during his or her lifetime.  In the absence of any such designation, or if all beneficiaries predecease the Participant, then the Participant’s beneficiary shall be his or her estate.

9.Administration.  The Cash Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

10.Governing Law.  This Agreement, and the Cash Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

11.Restrictive Covenants.  The Participant’s acceptance of this Agreement signifies the Participant’s agreement that:  (a) this Cash Award is good and valuable consideration for any restrictive covenant agreement entered into between the Participant and Adtalem in connection with this Cash Award; and (b) whether or not vested, this Cash Award is subject to forfeiture or clawback, as applicable, upon the Participant’s breach of any restrictive covenant agreement between the Participant and Adtalem.

12.Acceptance of Agreement by Participant.  This Agreement, and the Cash Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.